EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-107041 on Form S-8 of our report dated June 24, 2022, with respect to the statement of net assets available for benefits as of December 31, 2021, appearing in the Annual Report on Form 11-K of United Fire Group 401(k) Plan for the year ended December 31, 2022.

/s/CliftonLarsonAllen LLP

CliftonLarsonAllen LLP

Cedar Rapids, Iowa
June 29, 2023